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                                  EXHIBIT 99.1

                                               For more information, contact:
                                               Kevin Eichner, (314) 725-5500 or,
                                               Melissa Sturges, (816) 235-7733


FOR IMMEDIATE RELEASE:

           EMPRISE FINANCIAL CORPORATION ACQUIRES ENTERPRISE BANKING'S
                           SOUTHEAST KANSAS LOCATIONS

     St. Louis, Mo.--(December 30, 2002) Kevin Eichner, president and chief executive officer of Enterprise Financial (OTCBB:EFSC) and M.D. Michaelis of Emprise Financial Corporation, announced today a definitive agreement whereby Emprise Bank will acquire Enterprise Banking's locations in Iola, Chanute and Humboldt, Kan.

     "We are very pleased at the opportunity this purchase presents our bank," said M.D. Michaelis, president of Emprise Financial Corporation. "As the only remaining bank charter in Allen County dating back to 1885, Emprise Bank has deep roots in this area and we are firmly committed to southeast Kansas. The acquisition of the Enterprise branches is an excellent fit for us and will mean continued growth and service to this area by our community bank."

     For Enterprise, the sale resulted from a corporate decision that the southeast Kansas banks were not a fit for the organization's long-term strategy which is primarily focused on serving private businesses in urban markets. "These are great community banks," Eichner said. "They have made a meaningful contribution to our organization. It is only on the basis of a review of our long-term strategy that the decision was made to divest these units and place them with a financial institution that has a community banking operating model."

     The transaction will add approximately $52 million in deposits and $36 million in loans to Emprise Bank's growing presence in Kansas. Emprise Bank has two locations in Iola, Kan., and other locations in Eureka, Toronto and Moran, Kan. The Michaelis family, owners of Emprise Financial Corporation, has owned Emprise Bank since 1970.

                                     -more-

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     (1) Emprise Financial Acquires Enterprise Financial's southeast Kansas locations First and final add

     The southeast Kansas locations came to Enterprise Financial with the company's 2000 merger with Commercial Guaranty Bancshares, Inc., as did the Overland Park office. Enterprise Financial's Kansas City area commercial banking and wealth management services will continue to be based out of its Overland Park and Plaza locations.

     "We are most excited about joining Emprise Bank's great organization," said Jeff Johnson, Enterprise Financial's southeast Kansas president who will continue with Emprise Bank. "They have a great and well-earned reputation as a community bank committed to its communities, associates and customers."

     The transaction is expected to be final in the second quarter of 2003, pending final due diligence, regulatory approvals and other customary conditions. Using current balances, the gain to Enterprise Financial on the sale of these branches would approximate $3.4 million on a pre-tax basis before closing and other transaction-related expenses.

     With a focus on serving the lifetime financial needs of its clients, Enterprise Financial has grown to become a financial services provider with nearly $865 million in banking assets and $900 million in trust assets. Enterprise Trust achieved that growth in just under four years by providing investment, trust, financial advisory and related services.

     Enterprise currently operates eight service locations: three in St. Louis, three in southeast Kansas, one in Overland Park and one in Valencia Place on Kansas City's Country Club Plaza.

     Emprise Bank is owned by Emprise Financial Corporation, a privately held statewide banking organization based in Wichita, Kan. owned by W.A. Michaelis, Jr. and his son, M.D. Michaelis. With assets of nearly $750 million, Emprise Financial Corp. owns four separately chartered Kansas banks located in Hays, Hillsboro, Iola and Wichita. In addition to those communities, Emprise banks are located in Andover, Council Grove, Eureka, Lawrence, Moran, Potwin, Toronto and Valley Center. The banks are FDIC insured.

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